                                                                    EXHIBIT 10.3

                       MEADOWBROOK INSURANCE GROUP, INC.
                            LONG TERM INCENTIVE PLAN


1. PURPOSE; EFFECTIVENESS OF THE PLAN

         (A) The purpose of this Plan is to provide key employees and executives of the Company and its Subsidiaries, whose performance helps the Company achieve its long term financial goals, the opportunity to earn bonuses payable in the form of cash and awards of restricted stock under the Company's Stock Option Plans. The Plan will also advance the interests of the Company and its shareholders by helping the Company and its Subsidiaries attract and retain the services of key employees and executives, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company and its shareholders.

         (B) The Plan is effective January 1, 2004. All Restricted Stock Awards referred to under this Plan shall be made by action of the Board and pursuant to the terms and conditions of the Stock Option Plans, as amended. This Plan will remain in effect until it is terminated by the Board.

2. DEFINITIONS. Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan:

         (A) "1995 Stock Option Plan" means the Meadowbrook Insurance Group, Inc., 1995 Amended and Restated Stock Option Plan.

         (B) "2002 Stock Option Plan" means the Meadowbrook Insurance Group, Inc., 2002 Amended and Restated Stock Option Plan.

         (C) "Annual Net Operating Income" means with respect to any Fiscal Year, the after tax net income, as reported in the Company's published financial statements, excluding realized gains and losses net of taxes associated with such gains or losses. The Committee may, in its sole discretion, include or exclude in its determination of Annual Net Income any extraordinary items, including, not by way of limitation, income or expenses due to or related to mergers, acquisitions, divestitures and accounting changes.

         (D) "Annual Shareholders' Equity" means with respect to any Fiscal Year, the average of the Company's shareholders' equity, as reported in the Company's published financial statements as of January 1, April 1, July 1, October 1 and December 31 of each Fiscal Year, excluding unrealized gains or losses. The Committee may, in its sole discretion, include or exclude in its determination of Annual Shareholders' Equity any extraordinary items, including, not by way of limitation, changes in shareholders' equity related to mergers, acquisitions, divestitures and accounting changes.

         (E) "Base Salary" means the annual amount of regular salary payable to a Participant at the commencement of any performance period and shall not include income attributable to the exercise of stock options, the grant of Restricted Stock, bonuses of any type, contributions to the Company's retirement plans, benefits provided to the Participant or any other cash or in kind payments to a Participant.

         (F) "Board" means the Board of Directors of the Company.

         (G) "Bonus Award" means the total bonus payable to a Participant for a specified Performance Period, as determined by the Committee in its discretion and expressed as a percentage of the Participant's Base Salary.

         (H) "Cash Award" means the portion of the Bonus Award payable in cash.

         (I) "Cause" means (i) the Participant's material breach of an employment agreement, if any, between the Participant and the Company or one of its Subsidiaries, (ii) the Participant's breach of a Confidential Information Agreement between the Participant and the Company or one of its Subsidiaries, (iii) the breach of any non-disclosure or non-compete agreement between the Participant and the Company or one of its Subsidiaries, or (iv) the Participant engages in illegal conduct or willful misconduct which materially and demonstrably injures the Company. For purposes of determining whether "Cause" exists, no act or failure to act, on the Participant's part shall be considered "willful," unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief by the Participant that his action or omission was in the best interests of the Company.

         (J) "Code" means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan's adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

         (K) "Committee" means the Compensation Committee of the Company's Board of Directors provided the Compensation Committee is comprised solely of Non-Employee Directors. In the alternative, the Board of Directors may, in its discretion, choose to act as the Committee for the Plan.

         (L) "Company" means Meadowbrook Insurance Group, Inc., a Michigan corporation and its successor or successors.

         (M) "Crediting Rate" means for any calendar year, the Treasury Bill rate, as reported in The Wall Street Journal, Midwest Edition.

         (N) "Cumulative Net Operating Income" means for any Performance Period the average of the Annual Net Operating Income for each Fiscal Year occurring in the Performance Period.

         (O) "Cumulative Shareholders' Equity" means for any Performance Period the average of the Annual Shareholders' Equity for each Fiscal Year occurring in the Performance Period.

         (P) "Disability" has the same meaning as "permanent and total disability," as defined in Section 22(e)(3) of the Code.

         (Q) "Fair Market Value" means the market price per share of such Stock determined by the Committee for the Company's Stock Option Plans as of any given date pursuant to the terms and conditions of such plans.

         (R) "Fiscal Year" means the twelve month period commencing January 1 and ending December 31 of the applicable year.

         (S) "Good Reason" a Participant will be deemed to have terminated his employment for "Good Reason" if the Participant tenders his or her resignation to the Company within six months following the occurrence of any one or more of the following, without the Company having previously obtained the Participant's written consent: (i) Participant is not reelected to or is removed from the position the Participant holds with the Company or a Subsidiary as of the beginning of the most recent Performance Period under this Plan; (ii) the Company or a Subsidiary fails to vest Participant with or removes from Participant the duties, responsibilities, authority or resources that the Participant reasonably needs to competently perform his duties for the Company; (iii) the Company changes the primary location of Participant's employment to a place more than 50 miles from the Participant's primary location of employment immediately prior to such change; or (iv) an action or failure to act that constitutes "Good Reason" pursuant to a written employment agreement to which both the Company and the Participant are parties.

         (T) "Hostile Change in Control" means the occurrence of either of the following events that is not approved by two-thirds of the members of the Board of Directors in office immediately prior to the event(s):

         1. Any person (as such term is used in Section 13 of the Securities Exchange Act of 1934 and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under said Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than

              A)  50% of the voting power of all classes of company stock or

              B)  50% of the outstanding shares of stock; or

         2. The stockholders approve any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its Subsidiaries to any other person in which the Company is not the continuing or surviving corporation.

         (U) "Maximum Bonus Award" means the Bonus Award which the Committee, subject to its discretion, would declare if the Company's Cumulative ROE for a Performance Period equals or exceeds the Maximum ROE.

         (V) "Maximum ROE" means the Cumulative ROE at which the maximum Bonus Award may be awarded to a Participant, as determined by the Committee.

         (W) "Participant" means persons who, at a particular time, are employees or officers or of the Company or its Subsidiaries and who, in accordance with Sections 3 and 4 have been selected to participate in this Plan.

         (X) "Performance Period" means the three year period designated by the Committee to be used to determine Bonus Awards under this Plan, with the first Performance Period being the period commencing January 1, 2004 and ending December 31, 2006.

         (Y) "Plan" means this Meadowbrook Insurance Group, Inc. Long Term Incentive Plan.

         (Z) "Restricted Stock" means Stock issued or issuable by the Company which is subject to the restrictions imposed by the Stock Option Plans.

         (AA) "Restricted Stock Agreement" means an agreement between the Company and a Participant to evidence the terms and conditions of the issuance of Restricted Stock pursuant to the Stock Option Plans.

         (BB) "Retirement" means a Participant's termination of employment with the Company and all of its Subsidiaries on or after the date on which the Participant has attained age 65 and completed at least 5 years of service with the Company or its Subsidiaries and is not employed elsewhere.

         (CC) "ROE" or "Return on Equity" means the amount, rounded to the nearest one thousandth percentile, obtained by dividing Cumulative Net Operating Income by Cumulative Shareholders' Equity.

         (DD) "Stock" means shares of the Company's common stock.

         (EE) "Stock Award" means the portions of the Bonus Award that will be paid in the form of Restricted Stock.

         (FF) "Stock Option Plans" means the 1995 Stock Option Plan and the 2002 Stock Option Plan.

         (GG) "Subsidiary" has the same meaning as "Subsidiary Corporation" as defined in Section 424(f) of the Code.

         (HH) "Target Bonus Award" means the Bonus Award which the Committee, subject to its discretion, would declare if the Company's Target ROE for a Performance Period is met.

         (II) "Target ROE" means the Cumulative ROE at which the Target Bonus Award may be awarded to a Participant, as determined by the Committee.

         (JJ) "Tax Withholding Liability" means all federal and state income taxes, social security tax, Medicare tax and any other taxes applicable to the income arising from the payment of a Bonus Award and required by applicable law to be withheld by the Company. The Committee shall retain the discretion to determine the amount of Tax Withholding Liability.

         (KK) "Threshold Bonus Award" means the Bonus Award which the Committee, subject to its discretion, would declare if the Company's Cumulative ROE for a Performance Period is the Threshold ROE.

         (LL) "Threshold ROE" means the Cumulative ROE below which no Bonus Award shall be awarded to a Participant, as determined by the Committee.

3. ELIGIBILITY. The Committee shall select the key employees and executives of the Company who shall be eligible to participate in the Plan. If the Committee selects for participation in the Plan a key employee or executive within the final twelve months of a Performance Period, such individual shall, unless otherwise determined by the Committee, participate in the Plan as of the first day of the next Performance Period. If the Committee selects for participation in the Plan a key employee or executive more than twelve months prior to the end of a Performance Period, such individual shall, unless otherwise determined by the Committee, participate in the Plan as of the first day of the next Fiscal Year in the Performance Period and shall be eligible for a pro-rata award, based on the ROE for the Performance Period.

4. ADMINISTRATION.

         (A) ADMINISTRATION BY THE COMMITTEE. The Committee, subject to the direction of the Board, will administer this Plan, but may delegate such powers or duties to employees of the Company or its Subsidiaries, as it deems appropriate. The Board may take any action under this Plan that the Committee could otherwise take.

         (B) AUTHORITY AND DISCRETION OF COMMITTEE. The Committee will have full and final authority in its discretion, at any time subject only to the express terms, conditions and other provisions of the Company's articles of incorporation, bylaws and this Plan, and the specific limitations on such discretion set forth herein:

             (i) to select and approve the persons who may become Participant and to whom Bonus Awards may be made;

             (ii) to determine the amount of a Participant's Base Salary to be used in calculating a Bonus Award;

             (iii) to determine the amount of any Target Bonus Awards and Bonus Awards, including the portion of such award payable as a Cash Award and the portion of such award payable in Restricted Stock, subject to the terms and conditions of the Stock Option Plans;

             (iv) to determine the Crediting Rate to be applied to the portion of any Cash Bonus that is unpaid and the date or dates on which the Cash Bonus shall be paid;

             (v) to determine Annual Net Income, Cumulative Net Income, Annual Shareholders' Equity, Cumulative Shareholders' Equity, Return on Equity and extraordinary items that may be excluded or included in determining the Company's financial performance;

             (vi) to determine Bonus Awards to be declared for each Plan Participant; and

             (vii) to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

5. BONUS AWARDS. Following the end of a Performance Period, the Committee shall determine the actual ROE for the Company for that Performance Period and, unless otherwise determined by the Committee, shall declare Bonus Awards to Participants in accordance with an agreed upon formula.

         (A) THRESHOLD, TARGET AND MAXIMUM AWARDS. For each Performance Period the Committee shall establish a Threshold ROE, a Target ROE and a Maximum ROE. The Committee shall also establish a Threshold Bonus Award, a Target Bonus Award and a Maximum Bonus Award that may become payable pursuant to this Plan, such Minimum and Maximum Bonus Awards being stated as a percentage of the Target Bonus Award.

         (B) PRO-RATA AWARDS. Unless the Committee otherwise determines, if the Cumulative ROE is between the Threshold ROE and the Target ROE, the Committee shall declare Bonus Awards between the Threshold Bonus Award and the Maximum Bonus Award determined by interpolation. Unless the Committee otherwise determines, if the Cumulative ROE is between the Target ROE and the Maximum ROE, the Committee shall declare Bonus Awards between the Target Bonus Award and the Maximum Bonus Award determined by interpolation.

         (C) COMMITTEE DISCRETION. Until the date on which the Committee declares Bonus Awards for a Performance Period, the Committee retains the discretion to not declare in whole or in part a Bonus Award to any Participant for any reason the Committee deems fit, notwithstanding the Company's achievement of any level of ROE for a Performance Period.

         (D) ALLOCATION OF BONUS AWARDS. Unless otherwise determined by the Committee, 50% of a Bonus Award shall be allocated to a Cash Award and 50% of a Bonus Award shall be allocated to a Restricted Stock Award. The number of shares of Company
   Stock to be subject to a Restricted Stock Award shall be the number of shares, rounded to the nearest whole share, equal to 50% of the Bonus Award divided by the Fair Market Value of Company Stock as of the first day of the Performance Period. The Committee may not declare Restricted Stock Awards under either of the Company's Stock Option Plans and such Restricted Stock Awards may only be made by the committee for the Stock Option Plans. In the event that the committee for the Stock Option Plans determines that it will or can not make a Restricted Stock Award recommended by the Committee for this Plan, the Committee may declare an additional Cash Award to Participants in this Plan.

         (E) PAYMENT OF CASH AWARDS. The Company shall pay Cash Awards to Participants in three installments, with the first installment being paid no later than March 1 of the calendar year following the end of the applicable Performance Period and the second and third installments being paid no later than March 1 of the next two succeeding years. The second and third installments shall be credited with interest at the Crediting Rate, determined as of the beginning of each calendar year.

         (F) TAX WITHHOLDING. The Company shall withhold from the payment of any Bonus Awards the amount of any Tax Withholding Liability that the Committee determines is due upon the declaration of the Bonus Award.

         (G) EFFECT OF TERMINATION OF EMPLOYMENT. In the event of a Participant's termination of employment with the Company and its Subsidiaries, the payment of Cash Awards, Restricted Stock and Bonus Awards shall be subject to one of the following two subsections.

             (i) Termination for Cause or Voluntary Termination. In the event a Participant's employment with the Company and its Subsidiaries is terminated by the Company or its Subsidiaries for Cause or the employment with Company and its Subsidiaries is terminated by the Participant without Good Reason, the Participant shall (i) not be entitled to the payment of any Cash Award previously declared by the Committee that has not yet been paid to the Participant; (ii) except as otherwise provided in a Restricted Stock Agreement, forfeit all shares of Restricted Stock that have not become vested; and (iii) not be entitled to any Bonus Award for the Performance Period in which such termination of employment occurs.

             (ii) Retirement, Death, Disability or Termination with Good Reason or by Company without Cause. In the event a Participant's employment with the Company and its Subsidiaries is terminated by the Company or its Subsidiaries without Cause, by the Participant for Good Reason or due to the Participant's death, Disability, Retirement, the Participant (or the Participant's beneficiary) shall (i) be entitled to the payment of any Cash Award previously declared by the Committee that has not yet been paid to the Participant, such payment to occur, unless otherwise determined by the Committee, at the same time as such payments would have been made pursuant to 5(e); (ii) except as otherwise provided in a Restricted Stock Agreement, become vested in all shares of Restricted Stock that have not yet become vested; and (iii) be entitled to a pro rata portion of the Bonus Award for the Performance Period in which such termination of employment occurs.

         (H) EFFECT OF HOSTILE CHANGE IN CONTROL. In the event of a Hostile Change in Control of the Company, Participants shall immediately following the effective date of the Hostile Change in Control be entitled to the payment of (i) a pro rata portion of the Bonus Award for the Performance Period in which the Hostile Change in Control occurs based on the Company's ROE as of such date; (ii) Cash Awards that have not yet been paid for a Performance Period ending prior to the effective date of the Hostile Change in Control; and (iii) to the extent provided in a Restricted Stock Agreement, all shares of Restricted Stock shall become fully vested and nonforfeitable. The Committee may, in its discretion, determine that a change in control that is not otherwise a Hostile Change in Control, nonetheless invokes the provisions of subsections 5(h)(i) through (iii) of this Plan.

6. AMENDMENT AND DISCONTINUANCE. The Committee may amend, and the Board may suspend or discontinue, this Plan at any time provided that no action of the Committee shall alter or impair any Bonus Award previously granted under this Plan without the consent of such affected Participant.

7. PLAN BINDING UPON SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries, and their respective successors and assigns, and Participants and their respective assigns, personal representatives, heirs, legatees and beneficiaries.

8. NOT A CONTRACT OF EMPLOYMENT. Nothing in this Plan shall obligate a Participant to continue to in the employment of the Company or its Subsidiaries, or require the Company or its Subsidiaries to employ the Participating executive in any capacity.

9. GOVERNING LAW. This Plan will be governed by, and construed in accordance with, the laws of the State of Michigan, without regard to its conflict of laws provisions.

10. COPIES OF PLAN. A copy of this Plan will be delivered to each Participant at or before the time he or she is designated as a Participant in this Plan.

Date Plan Adopted by Board of Directors: February 13, 2004